EXHIBIT 99.1
FirstCash Reports Record Third Quarter Operating Results Across All Segments;
Recent U.K. Acquisition Drives Additional Revenue and Earnings Growth;
Declares Quarterly Cash Dividend and Authorizes New $150 Million Share Repurchase Plan
____________________________________________________________

Fort Worth, Texas (October 30, 2025) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of more than 3,300 retail pawn stores, today announced record revenue and earning results for the three and nine month periods ended September 30, 2025. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.42 per share, which will be paid in November 2025, and authorized a new $150 million share repurchase plan.

Mr. Rick Wessel, chief executive officer, stated, “FirstCash’s third quarter operating results were outstanding, evidenced by accelerating revenue growth, strong margins and continued earnings growth in both the U.S. and Latin American pawn segments coupled with a strong partial quarter contribution from the recently acquired H&T pawn stores in the U.K. We continue to experience extremely strong pawn demand across all markets, with third quarter local currency same-store pawn receivables up 13% in the U.S., 18% in Latin America and 25% in the U.K. over last year. Additionally, the retail point-of-sale payment solutions segment, American First Finance or “AFF,” recorded strong earnings growth, driven by lower loss provisions and improved operating margins.

“Driven by the strong third quarter results, we are raising full year revenue growth expectations in the U.S. and Latin America in addition to increasing the projected H&T accretion contribution. Additionally, we have a strong pipeline of expected fourth quarter pawn acquisitions and new store openings which will further grow revenues and our industry-leading international store base. This significant investment activity is being funded by our strong balance sheet and cash flows, which also support our recently increased dividend, $90 million in year-to-date stock repurchases and a new $150 million share repurchase authorization,” concluded Mr. Wessel.

This release contains adjusted financial measures, which exclude certain non-operating and/or non-cash income and expenses, that are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended September 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2025	2024	2025	2024
Revenue	$935,579	$837,321	$935,579	$837,321
Net income	$82,807	$64,827	$100,633	$75,179
Diluted earnings per share	$1.86	$1.44	$2.26	$1.67
EBITDA (non-GAAP measure)	$172,821	$138,134	$180,554	$139,278
Weighted-average diluted shares	44,472	44,970	44,472	44,970

	Nine Months Ended September 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2025	2024	2025	2024
Revenue	$2,602,624	$2,504,703	$2,602,624	$2,504,703
Net income	$226,203	$175,268	$273,032	$207,266
Diluted earnings per share	$5.07	$3.88	$6.12	$4.58
EBITDA (non-GAAP measure)	$468,535	$388,372	$488,563	$392,752
Weighted-average diluted shares	44,603	45,214	44,603	45,214

Consolidated Operating Highlights
•Diluted earnings per share for the third quarter increased 29% over the prior-year quarter on a GAAP basis while adjusted diluted earnings per share increased 35% compared to the prior-year quarter.
•Year-to-date diluted earnings per share increased 31% over the prior-year period on a GAAP basis and adjusted diluted earnings per share increased 34% compared to the prior-year period.
•Net income for the third quarter increased 28% over the prior-year quarter on a GAAP basis while adjusted net income increased 34% compared to the prior-year quarter. Year-to-date net income increased 29% over the prior-year period on a GAAP basis and adjusted net income increased 32% compared to the prior-year period.
•Consolidated revenue for the third quarter increased 12% over the prior-year quarter while net revenues (gross profit) increased 17% compared to the prior-year quarter. Year-to-date revenue increased 4% over the prior-year period and net revenue increased 10% compared to the prior-year period.
•Consolidated assets at September 30, 2025 exceeded $5 billion for the first time, totaling $5.2 billion, which included record pawn receivables of $788 million.
•Adjusted EBITDA for the third quarter increased 30% compared to the prior-year quarter. On a year-to-date basis, adjusted EBITDA increased 24% compared to the comparative prior-year period.
•For the trailing twelve month period ended September 30, 2025 the Company reported:
◦Revenues of $3.5 billion
◦Net income of $310 million on a GAAP basis and adjusted net income of $368 million
◦Adjusted EBITDA of $654 million
◦Operating cash flows of $577 million and adjusted free cash flows (a non-GAAP measure) of $310 million

Store Base and Platform Growth
•Pawn Store Additions
◦The acquisition of H&T, the U.K.’s largest pawnbroker with 286 locations, was successfully completed on August 14, 2025, the date which the balance sheet and operating results of H&T became included in FirstCash’s consolidated financial results.
◦Additionally, a total of four pawn locations, two in the U.S. and two in Latin America, were added in the third quarter, with 29 total stores having been added year-to-date through a combination of acquisitions and new store openings.
◦Over the past twelve months, the Company has added a total of 332 pawn locations and as of September 30, 2025, the Company had 3,311 locations, comprised of 1,193 U.S. locations, 1,832 locations in Latin America and 286 U.K. locations.
◦Subsequent to quarter end, the Company completed a four-store pawn acquisition in Texas and expects to acquire an additional 15 U.S. locations in three separate transactions which are expected to be completed within the next 90 days. Additionally, the Company has plans to open another 20-25 new stores, primarily in Latin America, between now and the end of January.
•American First Finance (AFF) Retail POS Payment Solutions Merchant Partnerships
◦At September 30, 2025, there were approximately 15,800 active retail and e-commerce merchant partner locations, representing a 17% increase in the number of active merchant locations compared to a year ago. Excluding furniture locations that closed in the prior year due to merchant bankruptcies, the number of active doors increased 26%.

U.S. Pawn Segment Operating Results
•Segment pre-tax operating income in the third quarter of 2025 was a record $112 million, an increase of $14 million, or 14%, compared to the prior-year quarter. The resulting segment pre-tax operating margin increased to 26% for the third quarter of 2025 compared to 25% in the prior-year quarter.
•Year-to-date segment pre-tax operating income increased by $38 million, or 13%, compared to the prior-year period. The pre-tax operating margin was 25% for the year-to-date period, which equaled the prior-year period.
•Pawn receivables increased 12% in total at September 30, 2025 compared to last year. Same-store pawn receivables increased 13% this quarter and are up 23% on a two-year stacked basis.
•Pawn loan fees increased 8% for the third quarter in total and 9% on a same-store basis while retail merchandise sales increased 8% in the third quarter of 2025 compared to the prior-year quarter. Same-store retail merchandise sales increased 7% compared to the prior-year quarter.
•Retail sales margins remained strong at 43% for both the third quarter of 2025 and 2024. Inventories aged greater than one year at September 30, 2025 remained low at 1.9% of total inventories.

Latin America Pawn Segment Operating Results
Note: Certain growth rates below are calculated on a constant or local currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the third quarter of 2025 was 18.6 pesos / dollar, a favorable change of 2% versus the comparable prior-year period, and for the nine month period ended September 30, 2025 was 19.5 pesos / dollar, an unfavorable change of 10% versus the prior-year period.
•Third quarter segment pre-tax operating income increased 22% on a U.S. dollar basis compared to last year, totaling a record $47 million, and increased 21% on a local currency basis.
•Year-to-date segment pre-tax operating income totaled $119 million, an 11% increase on a U.S. dollar basis compared to the prior-year period and a 19% increase on a local currency basis.
•Pawn receivables at September 30, 2025 increased 27% on a U.S. dollar basis while increasing 19% on a constant currency basis compared to the prior year. On a same-store basis, pawn receivables increased 25% on a U.S. dollar basis and increased 18% on a constant currency basis compared to the prior year.
•Total and same-store pawn loan fees in the third quarter increased 16% and 15% on a U.S. dollar-basis, respectively, and increased 14% and 13%, respectively, on a constant currency basis compared to the prior-year quarter.
•Retail merchandise sales in the third quarter of 2025 increased 12% on a U.S. dollar-basis compared to the prior-year quarter while increasing 10% on a constant currency basis. On a same-store basis, third quarter retail merchandise sales increased 11% on a U.S. dollar basis while increasing 10% on a constant currency basis compared to the prior-year quarter.
•Retail margins increased to 36% for the third quarter of 2025 compared to 35% in the prior-year quarter. Inventories aged greater than one year at September 30, 2025 remained extremely low at 1.4%.

U.K. Pawn Segment Operating Results
•The acquisition of H&T was successfully completed on August 14, 2025.
•Segment pre-tax operating income for the period from August 14 through September 30 was $18 million, resulting in a segment pre-tax operating margin of 33%.
•Total revenues for the period from August 14 through September 30 were $55 million, with strong growth over the prior year in both pawn fees and merchandise sales.
•Pawn receivables at September 30, 2025 totaled $189 million. On a same-store basis, pawn receivables increased 25% on a local currency basis compared to the prior year.

American First Finance (AFF) - Retail POS Payment Solutions Segment Operating Results
•Third quarter segment pre-tax operating income totaled $46 million, an increase of 52% compared to the prior-year quarter. The growth in earnings was driven primarily by gross margin improvement and operating expense reductions. Year-to-date segment pre-tax operating income totaled $136 million, a 53% increase over the prior-year period, which was $89 million.
•Gross transaction volume of lease and loan originations during the third quarter decreased 13% compared to the third quarter of last year, primarily as a result of the American Freight and Conn’s Home Plus bankruptcies. Excluding these merchant bankruptcies, third quarter 2025 origination volume increased approximately 10% over last year. For the year-to-date period, overall gross transaction volume decreased 6% over the prior year while increasing 22% excluding the bankruptcies.
•While gross revenues for the third quarter decreased 14%, primarily due to the merchant bankruptcies in late 2024, net revenue increased 8%, driven by growth in revenue from other merchant partners and less credit provision expense consistent with lower origination activity.
•As a percentage of the total gross transaction volume, the combined lease and loan loss provision expense was 27.5% for the third quarter of 2025 compared to 27.9% in the third quarter of 2024, while the combined charge-off rate decreased slightly as well.

Cash Flow and Liquidity
•Consolidated operating cash flows for the twelve month period ended September 30, 2025 grew 31% and totaled $577 million compared to $441 million in the same prior-year period, driven by significant contributions from each of the Company’s four business segments.
•Adjusted free cash flows increased 42% to $310 million in the twelve month period ended September 30, 2025 compared to $217 million in the same prior-year period.
•The operating cash flows helped fund significant growth in earning assets, continued investments in the pawn store platform and shareholder returns over the past twelve months with a nominal increase in net debt:
◦Excluding earning assets obtained through acquisitions over the past twelve months, pawn earning assets (pawn receivables and inventories) increased $132 million compared to last year.
◦A total of 302 pawn stores were acquired for a combined purchase price of $414 million.
◦30 new pawn de novo stores were opened with a combined investment of $13 million in fixed assets and working capital.
◦Real estate purchases totaled $76 million as the Company purchased the underlying real estate at 48 of its existing pawn stores, bringing the number of Company-owned properties to 433 locations.
◦Shareholder returns comprised of stock repurchases and cash dividends totaled $160 million.
•Net debt at September 30, 2025 was $2.1 billion, of which $1.5 billion are unsecured fixed rate senior notes with favorable interest rates ranging from 4.625% to 6.875% and maturity dates that do not begin until 2028 and continue into 2032. The outstanding balance under the Company’s $700 million U.S. revolving line of credit totaled $575 million at September 30, 2025.
•Based on trailing twelve month results, the Company’s net debt to adjusted EBITDA ratio was 3.2x at September 30, 2025. Including the proforma effect of the H&T acquisition, net debt to adjusted EBITDA is estimated to be slightly under 3.0x to 1.

Shareholder Returns
•The Board of Directors declared a $0.42 per share fourth quarter cash dividend, which will be paid on November 26, 2025 to stockholders of record as of November 14, 2025. This represents an annualized dividend of $1.68 per share. Any future dividends are subject to approval by the Company’s Board of Directors.
•During the third quarter, the Company repurchased 230,000 shares of common stock at a total cost of $30 million.
•Over the past twelve months, the Company has repurchased 755,000 shares of common stock at a total cost of $90 million and paid out $69 million in cash dividends, representing a payout ratio of approximately 51% of net income over the same period.
•On October 22, 2025, the Board of Directors approved a new share repurchase authorization of up to $150 million of common shares. Additionally, the Company has $25 million available under the $200 million share repurchase program authorized in July 2023, bringing the total current amount available for share repurchases to $175 million. Future share repurchases are subject to expected liquidity, acquisition and other investment opportunities, debt covenant restrictions, market conditions and other relevant factors.
•The Company generated a 15% return on equity and a 7% return on assets for the twelve months ended September 30, 2025. Using adjusted net income for the twelve months ended September 30, 2025, the adjusted return on equity was 18% while the adjusted return on assets was 8%.

2025 Outlook
The outlook for the remainder of 2025 continues to be highly positive, with expected year-over-year growth in income driven by the continued growth in earning asset balances coupled with store additions. The H&T acquisition was completed in mid August 2025, and accordingly, the estimates provided below include revenue and contributions from H&T from that date forward. Anticipated conditions and trends for the remainder of 2025 include the following:
Pawn Operations:
Pawn operations are expected to remain the primary earnings driver as the Company expects segment income from the combined U.S., Latin America and U.K. pawn segments to be over 85% of total segment level pre-tax income for the fourth quarter of 2025.
U.S. Pawn
•Based on strong year-to-date results and expected store additions, the outlook for anticipated revenue growth and margins has been increased for all metrics. Driven by almost 13% growth in pawn receivables thus far in October, we expect double-digit growth in fourth quarter pawn fees compared to the prior-year quarter. Retail sales are expected to continue growing in a high single-digit range with continued strength in retail margins.
Latin America Pawn
•U.S. dollar-reported year-to-date results for Latin America in the first half of 2025 were negatively impacted by the lower exchange rate for the Mexican peso compared to last year. With the recent favorable movement in the peso and the better than expected growth in the underlying business, the Company is again increasing its full year revenue outlook for the Latin America pawn segment.
•Pawn loan originations in Latin America continue to be strong thus far in October, up over 20% on a local currency basis. Assuming currency exchange rates remain at current levels, the Company expects mid to high-teen pawn fee revenue growth in the fourth quarter compared to the prior-year quarter, with retail sales expected to track at double-digit comps as well.

U.K. Pawn
•Based on the strong pawn demand and increased scrap margins, the Company now expects H&T earnings accretion during the fourth quarter to be in a range of $0.18 to $0.20 per share. Full year 2025 proforma EBITDA is now estimated to be in a range of $65 to $70 million.
•Total fourth quarter revenues are expected to range from $85 to $90 million, driven by seasonal holiday shopping and the strong pawn receivable balances entering the quarter.

Retail POS Payment Solutions (AFF) Operations:
•Given continued consumer caution for larger discretionary purchases, such as furniture, full year 2025 origination volume is expected to be down 7% to 10% compared to 2024 volume. Excluding 2024 originations from Conn’s and A-Freight, 2025 origination volumes are expected to increase in a range of 15% to 20% over 2024, reflecting continued diversification outside the furniture vertical. Headwinds from prior year Conn’s originations were fully lapped at the end of the third quarter while the A-Freight headwinds will abate by year end.
•The outlook for net revenue (gross profit) has improved on the strength of year-to-date results, with net revenues for the full year now expected to be flat compared to last year versus the previously forecast decline of 6% to 8%. For the fourth quarter, net revenues are anticipated to decline by approximately 15% to 20% compared to the prior-year quarter due to declining run-off revenues from the prior year A-Freight and Conn’s LTO originations.

Tax Rates and Currency:
•The full year 2025 consolidated effective income tax rate under current tax codes in the U.S., Latin America and the U.K. is expected to range from 25% to 26%.
•Each full point change in the exchange rate of the Mexican peso is projected to have an annual earnings impact of approximately $0.10 per share. Exchange rates for the British pound sterling are historically less volatile and less material to the Company’s overall consolidated results.

Additional Commentary and Analysis

Mr. Wessel further commented on FirstCash’s third quarter results and the outlook for the remainder of 2025, “We are extremely pleased with the record third quarter operating results and the timely completion of the H&T acquisition. From a long-term perspective, these results further validate our growth strategies and strong market positioning, with FirstCash now having over 3,300 pawn locations operating across six countries on three continents.

“Demand for our products and services in each pawn segment are at record levels as our operators and associates continue to execute superbly and efficiently, as evidenced by outstanding and consistent retail margins, low levels of aged inventory and segment profitability growth. Given this momentum, we are confident in our prospects for a strong fourth quarter and full year 2025 results.

“The U.S. pawn segment has now posted nine consecutive quarters of double-digit same-store pawn loan increases while same-store receivable growth in Latin America at quarter-end surged 18% ahead of last year on a local currency basis. H&T’s operating results reflect similar strength in customer demand in the U.K., with same-store pawn receivables up 25% on a local currency basis compared to a year ago and strong margins on pawn merchandise disposition.

“The robust growth in pawn revenues continues to be driven primarily by strong customer demand from a combination of more customer transactions and larger loan amounts requested by our customers. Pawn loan originations and balances thus far for the month of October continue to reflect similarly strong demand trends in each market. At the same time, we remain conservative in managing loan-to-value ratios as we have intentionally lagged market increases of precious metal prices by several months for the purpose of setting lending standards.

“Our retail POS payment solutions segment contributed to the record consolidated third quarter results as well, driven by its strong operating margins, improving credit performance and significant cash flow generation. The continued focus on the diversification and quality of AFF’s merchant partner relationships, as evidenced by increased door counts across multiple industry verticals, we believe positions the segment well for expected long-term growth in originations and revenues.

“FirstCash is highly focused on several near-term opportunities to add additional locations through acquisitions and new store openings in all three pawn segments. As previously noted, last week we completed the acquisition of four high-performing pawn stores, including the purchase of the underlying real estate, in a growing Texas market, and additionally we are in position to add another 30 or more pawn locations across all segments over the next 90 days. Even after funding the $392 million cash acquisition of H&T, leverage remains within a normal range and we anticipate further natural deleveraging over the next two quarters as we enter our strongest period of seasonal cash flows.

“While continuing to invest in the significant growth of the pawn store platform, we remain committed to meaningful shareholder returns. During the third quarter, FirstCash repurchased $30 million of its common stock, bringing the year-to-date buybacks to a total of $90 million. Although we have $25 million remaining under the current authorization, the Board of Directors has authorized an additional $150 million for further potential share repurchases. Since our 2016 merger with Cash America, we have repurchased over $1 billion of our stock at an average price of $82 per share. Additionally, we paid a quarterly dividend of $0.42 per share in the third quarter, which represented an 11% increase over the previous quarterly dividend.

“Our balance sheet remains strong, and in addition to funding loan growth, our solid cash flows allow us to continue our pursuit of store growth through both strategic acquisitions and de novo store openings, select real estate purchases, dividend payouts and share repurchases,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores focused on serving cash and credit-constrained consumers. FirstCash has more than 3,300 pawn stores in the U.S., Latin America and the U.K. Most of the stores buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and all make small non-recourse pawn loans secured by pledged personal property. FirstCash’s pawn operations currently account for approximately 80% of annualized segment earnings, with the remainder provided by its wholly owned subsidiary, AFF, a leading provider of customer payment solutions at the point-of-sale for retailers of consumer goods and services.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.americanfirstfinance.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition, outlook and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”), including the Company’s outlook for 2025 and the Company’s previously announced H&T acquisition. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations, outlook and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors and risks may include, without limitation, risks related to the extensive regulatory environment in which the Company operates, including uncertainty involving the current regulatory environment under the current presidential administration; risks associated with the legal and regulatory proceedings that the Company is a party to or may become a party to in the future; risks related to the Company’s acquisitions, including the failure of the Company’s acquisitions to deliver the estimated value and benefits expected by the Company and the ability of the Company to continue to identify and consummate acquisitions on favorable terms, if at all; risks that the Company may not realize the anticipated benefits of the H&T Acquisition and risks related to operating in a new jurisdiction; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail, lease-to-own (“LTO”) and retail finance products; labor shortages and increased labor costs; a deterioration in the economic conditions in the United States and Latin America, including as a result of inflation, elevated interest rates and trade policy, which potentially could have an impact on discretionary consumer spending and demand for the Company’s products; currency fluctuations, primarily involving the Mexican peso; competition the Company faces from other retailers and providers of retail payment solutions; the ability of the Company to successfully execute on its business strategies; contraction in sales activity or store closures at merchant partners of the Company’s retail point-of-sale (“POS”) payment solutions business; the ability of the Company’s retail POS payment solutions business to continue to grow its base of merchant partners, including those outside of the furniture vertical; and other risks discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue:
Retail merchandise sales	$410,968	$363,141	$1,167,149	$1,093,425
Pawn loan fees	221,088	186,561	603,781	547,142
Leased merchandise income	132,540	188,560	429,242	588,801
Interest and fees on finance receivables	81,683	61,198	231,171	175,384
Wholesale scrap jewelry sales	86,710	37,861	168,691	99,951
Other revenue	2,590	—	2,590	—
Total revenue	935,579	837,321	2,602,624	2,504,703

Cost of revenue:
Cost of retail merchandise sold	248,723	218,178	703,173	659,854
Depreciation of leased merchandise	76,028	104,928	243,119	335,369
Provision for lease losses	27,920	39,171	88,025	129,834
Provision for loan losses	40,347	40,557	118,468	102,091
Cost of wholesale scrap jewelry sold	68,220	29,880	138,479	81,711
Other cost of revenue	634	—	634	—
Total cost of revenue	461,872	432,714	1,291,898	1,308,859

Net revenue	473,707	404,607	1,310,726	1,195,844

Expenses and other income:
Operating expenses	236,528	224,926	673,607	674,431
Administrative expenses	58,845	42,237	166,631	132,857
Depreciation and amortization	29,034	25,933	80,400	78,507
Interest expense	32,216	27,424	86,024	78,029
Interest income	(908)	(403)	(2,664)	(1,407)
(Gain) loss on foreign exchange	(219)	882	(1,504)	2,133
Merger and acquisition expenses	9,472	225	12,711	2,186
Other income, net	(3,740)	(1,797)	(9,254)	(4,135)
Total expenses and other income	361,228	319,427	1,005,951	962,601

Income before income taxes	112,479	85,180	304,775	233,243

Provision for income taxes	29,672	20,353	78,572	57,975

Net income	$82,807	$64,827	$226,203	$175,268

Certain amounts in the consolidated statement of income for the three and nine months ended September 30, 2024 have been reclassified in order to conform to the 2025 presentation.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30,		December 31,
	2025	2024	2024
ASSETS
Cash and cash equivalents	$130,240	$106,320	$175,095
Accounts receivable, net	115,850	74,378	73,325
Pawn loans	788,130	517,877	517,867
Finance receivables, net	153,134	123,751	147,501
Inventories	456,273	334,394	334,580
Leased merchandise, net	99,725	137,769	128,437
Prepaid expenses and other current assets	49,008	34,861	26,943
Total current assets	1,792,360	1,329,350	1,403,748

Property and equipment, net	786,389	689,075	717,916
Operating lease right of use asset	371,311	329,228	324,646
Goodwill	1,970,358	1,788,795	1,787,172
Intangible assets, net	246,722	241,389	228,858
Other assets	9,775	10,339	9,934
Deferred tax assets, net	5,401	4,671	4,712
Total assets	$5,182,316	$4,392,847	$4,476,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$163,412	$133,792	$171,540
Customer deposits and prepayments	84,520	78,083	72,703
Lease liability, current	111,327	96,598	95,161
Total current liabilities	359,259	308,473	339,404

Revolving unsecured credit facilities	575,000	200,000	198,000
Other long-term debt	1,638,106	1,530,604	1,531,346
Deferred tax liabilities, net	155,295	127,425	128,574
Lease liability, non-current	255,010	227,151	225,498
Total liabilities	2,982,670	2,393,653	2,422,822

Stockholders’ equity:
Common stock	575	575	575
Additional paid-in capital	1,766,282	1,764,351	1,767,569
Retained earnings	1,584,851	1,344,542	1,411,083
Accumulated other comprehensive loss	(76,766)	(114,807)	(129,596)
Common stock held in treasury, at cost	(1,075,296)	(995,467)	(995,467)
Total stockholders’ equity	2,199,646	1,999,194	2,054,164
Total liabilities and stockholders’ equity	$5,182,316	$4,392,847	$4,476,986

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited)

The Company organizes its operations into four reportable segments as follows:

•United States pawn (“U.S. pawn”)
•Latin America pawn (“LatAm pawn”)
•United Kingdom pawn (“U.K. pawn”)
•Retail POS payment solutions (American First Finance or “AFF”)

Corporate expenses and income, which include administrative expenses, corporate depreciation and amortization, interest expense, interest income, (gain) loss on foreign exchange, merger and acquisition expenses, and other income, net, are presented on a consolidated basis and are not allocated to the segments. Intersegment transactions related to AFF’s LTO payment solution product offered in U.S. pawn stores are eliminated from consolidated totals.

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited, in thousands)

	Three Months Ended September 30, 2025
	U.S. Pawn	LatAm Pawn	U.K. Pawn	AFF	Intersegment Eliminations	Consolidated
Revenue:
Retail merchandise sales	$252,963	$144,644	$14,066	$—	$(705)	$410,968
Pawn loan fees	138,867	67,199	15,022	—	—	221,088
Leased merchandise income	—	—	—	132,540	—	132,540
Interest and fees on finance receivables	—	—	—	81,683	—	81,683
Wholesale scrap jewelry sales	45,607	17,831	23,272	—	—	86,710
Other revenue	—	—	2,590	—	—	2,590
Total revenue	437,437	229,674	54,950	214,223	(705)	935,579
Cost of revenue:
Cost of retail merchandise sold	145,411	92,931	10,755	—	(374)	248,723
Depreciation of leased merchandise	—	—	—	76,253	(225)	76,028
Provision for lease losses	—	—	—	28,005	(85)	27,920
Provision for loan losses	—	—	—	40,347	—	40,347
Cost of wholesale scrap jewelry sold	38,520	15,000	14,700	—	—	68,220
Other cost of revenue	—	—	634	—	—	634
Total cost of revenue	183,931	107,931	26,089	144,605	(684)	461,872
Net revenue	253,506	121,743	28,861	69,618	(21)	473,707
Segment expenses:
Operating expenses	133,024	70,327	10,225	22,952	—	236,528
Depreciation	8,464	4,443	742	687	—	14,336
Total segment expenses	141,488	74,770	10,967	23,639	—	250,864
Segment pre-tax operating income	$112,018	$46,973	$17,894	$45,979	$(21)	$222,843

	Three Months Ended September 30, 2024
	U.S. Pawn	LatAm Pawn	U.K. Pawn	AFF	Intersegment Eliminations	Consolidated
Revenue:
Retail merchandise sales	$235,037	$129,081	$—	$—	$(977)	$363,141
Pawn loan fees	128,393	58,168	—	—	—	186,561
Leased merchandise income	—	—	—	188,560	—	188,560
Interest and fees on finance receivables	—	—	—	61,198	—	61,198
Wholesale scrap jewelry sales	26,685	11,176	—	—	—	37,861
Total revenue	390,115	198,425	—	249,758	(977)	837,321
Cost of revenue:
Cost of retail merchandise sold	134,966	83,729	—	—	(517)	218,178
Depreciation of leased merchandise	—	—	—	105,308	(380)	104,928
Provision for lease losses	—	—	—	39,268	(97)	39,171
Provision for loan losses	—	—	—	40,557	—	40,557
Cost of wholesale scrap jewelry sold	21,393	8,487	—	—	—	29,880
Total cost of revenue	156,359	92,216	—	185,133	(994)	432,714
Net revenue	233,756	106,209	—	64,625	17	404,607
Segment expenses:
Operating expenses	128,104	63,062	—	33,760	—	224,926
Depreciation	7,365	4,676	—	679	—	12,720
Total segment expenses	135,469	67,738	—	34,439	—	237,646
Segment pre-tax operating income	$98,287	$38,471	$—	$30,186	$17	$166,961

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited, in thousands)

	Nine Months Ended September 30, 2025
	U.S. Pawn	LatAm Pawn	U.K. Pawn	AFF	Intersegment Eliminations	Consolidated
Revenue:
Retail merchandise sales	$754,106	$401,132	$14,066	$—	$(2,155)	$1,167,149
Pawn loan fees	407,763	180,996	15,022	—	—	603,781
Leased merchandise income	—	—	—	429,242	—	429,242
Interest and fees on finance receivables	—	—	—	231,171	—	231,171
Wholesale scrap jewelry sales	107,839	37,580	23,272	—	—	168,691
Other revenue	—	—	2,590	—	—	2,590
Total revenue	1,269,708	619,708	54,950	660,413	(2,155)	2,602,624
Cost of revenue:
Cost of retail merchandise sold	434,318	259,249	10,755	—	(1,149)	703,173
Depreciation of leased merchandise	—	—	—	243,925	(806)	243,119
Provision for lease losses	—	—	—	88,276	(251)	88,025
Provision for loan losses	—	—	—	118,468	—	118,468
Cost of wholesale scrap jewelry sold	92,009	31,770	14,700	—	—	138,479
Other cost of revenue	—	—	634	—	—	634
Total cost of revenue	526,327	291,019	26,089	450,669	(2,206)	1,291,898
Net revenue	743,381	328,689	28,861	209,744	51	1,310,726
Segment expenses:
Operating expenses	395,790	196,158	10,225	71,434	—	673,607
Depreciation	24,155	13,173	742	2,091	—	40,161
Total segment expenses	419,945	209,331	10,967	73,525	—	713,768
Segment pre-tax operating income	$323,436	$119,358	$17,894	$136,219	$51	$596,958

	Nine Months Ended September 30, 2024
	U.S. Pawn	LatAm Pawn	U.K. Pawn	AFF	Intersegment Eliminations	Consolidated
Revenue:
Retail merchandise sales	$702,120	$394,375	$—	$—	$(3,070)	$1,093,425
Pawn loan fees	371,699	175,443	—	—	—	547,142
Leased merchandise income	—	—	—	588,801	—	588,801
Interest and fees on finance receivables	—	—	—	175,384	—	175,384
Wholesale scrap jewelry sales	70,722	29,229	—	—	—	99,951
Total revenue	1,144,541	599,047	—	764,185	(3,070)	2,504,703
Cost of revenue:
Cost of retail merchandise sold	407,329	254,188	—	—	(1,663)	659,854
Depreciation of leased merchandise	—	—	—	336,649	(1,280)	335,369
Provision for lease losses	—	—	—	130,272	(438)	129,834
Provision for loan losses	—	—	—	102,091	—	102,091
Cost of wholesale scrap jewelry sold	57,928	23,783	—	—	—	81,711
Total cost of revenue	465,257	277,971	—	569,012	(3,381)	1,308,859
Net revenue	679,284	321,076	—	195,173	311	1,195,844
Segment expenses:
Operating expenses	372,191	198,389	—	103,851	—	674,431
Depreciation	21,609	15,199	—	2,078	—	38,886
Total segment expenses	393,800	213,588	—	105,929	—	713,317
Segment pre-tax operating income	$285,484	$107,488	$—	$89,244	$311	$482,527

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited)

Pawn Operating Metrics
(dollars in thousands, except as otherwise noted)

	As of September 30, 2025
	U.S. Pawn	LatAm Pawn	U.K. Pawn	Total Pawn
Earning assets:
Pawn loans	$426,288	$173,203	$188,639	$788,130
Inventories	266,452	124,081	65,740	456,273
	$692,740	$297,284	$254,379	$1,244,403

Average outstanding pawn loan amount (in ones)	$290	$100	$768	$229

Composition of pawn collateral:
Jewelry	72%	42%	98%	72%
General merchandise	28%	58%	2%	28%
	100%	100%	100%	100%

Composition of inventories:
Jewelry	59%	40%	99%	60%
General merchandise	41%	60%	1%	40%
	100%	100%	100%	100%

Percentage of inventory aged greater than one year	1.9%	1.4%	7.9%	2.6%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	3.9 times	2.6 times	3.1 times

	As of September 30, 2024
	U.S. Pawn	LatAm Pawn	U.K. Pawn	Total Pawn
Earning assets:
Pawn loans	$380,962	$136,915	$—	$517,877
Inventories	238,668	95,726	—	334,394
	$619,630	$232,641	$—	$852,271

Average outstanding pawn loan amount (in ones)	$264	$85	$—	$170

Composition of pawn collateral:
Jewelry	70%	38%	—%	62%
General merchandise	30%	62%	—%	38%
	100%	100%	—%	100%

Composition of inventories:
Jewelry	57%	30%	—%	49%
General merchandise	43%	70%	—%	51%
	100%	100%	—%	100%

Percentage of inventory aged greater than one year	1.5%	1.2%	—%	1.5%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	4.2 times	— times	3.2 times

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited)

Retail POS Payment Operating Metrics
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Gross transaction volume:
Leased merchandise	$104,772	$143,146	$309,594	$444,045
Finance receivables	144,012	142,910	435,217	350,332
Total gross transaction volume	$248,784	$286,056	$744,811	$794,377

	As of September 30,
Earning assets:	2025	2024
Leased merchandise, net:
Leased merchandise, before allowance for lease losses	$164,215	$231,796
Less allowance for lease losses	(64,306)	(93,823)
Leased merchandise, net	$99,909	$137,973

Finance receivables, net:
Finance receivables, before allowance for loan losses	$268,855	$232,948
Less allowance for loan losses	(115,721)	(109,197)
Finance receivables, net	$153,134	$123,751

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Leased merchandise portfolio metrics:
Provision rate (1)	26.7%	27.4%	28.5%	29.3%
Average monthly net charge-off rate (2), (3)	6.7%	6.8%	6.2%	5.9%
Delinquency rate (4)	25.5%	23.6%	25.5%	23.6%

Finance receivables portfolio metrics:
Provision rate (1)	28.0%	28.4%	27.2%	29.1%
Average monthly net charge-off rate (2)	5.2%	4.8%	4.8%	4.5%
Delinquency rate (4)	22.4%	19.4%	22.4%	19.4%

(1)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(2)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses.

(3)The increase in leased merchandised net charge-off rate for 2025 is the expected result given reduced originations of new leases in 2025.

(4)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

FIRSTCASH HOLDINGS, INC.
PAWN STORE LOCATIONS AND MERCHANT PARTNER LOCATIONS

Pawn Operations

As of September 30, 2025, the Company operated 3,311 pawn store locations composed of 1,193 stores in 29 U.S. states and the District of Columbia, 1,729 stores in 32 states in Mexico, 73 stores in Guatemala, 18 stores in El Salvador, 12 stores in Colombia and 286 stores in the U.K.

The following tables detail pawn store count activity for the three and nine months ended September 30, 2025:

	Three Months Ended September 30, 2025
	U.S.	LatAm	U.K.	Total
Total locations, beginning of period	1,194	1,833	—	3,027
New locations opened	—	2	1	3
Locations acquired	2	—	286	288
Consolidation of existing pawn locations (1)	(3)	(3)	(1)	(7)
Total locations, end of period	1,193	1,832	286	3,311

	Nine Months Ended September 30, 2025
	U.S.	LatAm	U.K.	Total
Total locations, beginning of period	1,200	1,826	—	3,026
New locations opened	2	21	1	24
Locations acquired	6	—	286	292
Consolidation of existing pawn locations (1)	(15)	(15)	(1)	(31)
Total locations, end of period	1,193	1,832	286	3,311

(1)Store consolidations, which include certain acquired locations that have been combined with overlapping stores, represent closings for which the Company expects to maintain a significant portion of the customer base in the consolidated location.

Retail POS Payment Solutions

As of September 30, 2025, AFF provided LTO and retail POS payment solutions for consumer goods and services through a network of approximately 15,800 active retail merchant partner locations. This compares to the active door count of approximately 13,500 locations at September 30, 2024.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted return on equity, adjusted return on assets and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP, and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

The Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses, amortization of acquired intangible assets, the Consumer Financial Protection Bureau (“CFPB”) litigation settlement and certain other income and expenses. The Company does not consider these items to be related to the organic operations of the Company’s businesses or its continuing operations and are generally not relevant to assessing or estimating the long-term performance of the Company. In addition, excluding these items allows for more accurate comparisons of the financial results to prior periods. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and are not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following tables provide a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2025	2024	2025	2024	2025	2024
	In Thousands	In Thousands	In Thousands	In Thousands	In Thousands	In Thousands
Net income, as reported	$82,807	$64,827	$226,203	$175,268	$309,750	$244,857
Adjustments, net of tax:
Merger and acquisition expenses	8,513	171	11,001	1,675	11,032	4,946
Purchase accounting and other adjustments	10,613	9,572	29,129	28,717	38,701	50,189
CFPB litigation settlement	—	—	9,390	—	9,390	—
Other (income) expenses, net	(1,300)	609	(2,691)	1,606	(427)	120
Adjusted net income	$100,633	$75,179	$273,032	$207,266	$368,446	$300,112

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
	Per Share	Per Share	Per Share	Per Share
Diluted earnings per share, as reported	$1.86	$1.44	$5.07	$3.88
Adjustments, net of tax:
Merger and acquisition expenses	0.19	0.01	0.25	0.04
Purchase accounting and other adjustments	0.24	0.21	0.65	0.63
CFPB litigation settlement	—	—	0.21	—
Other (income) expenses, net	(0.03)	0.01	(0.06)	0.03
Adjusted diluted earnings per share	$2.26	$1.67	$6.12	$4.58

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2025	2024	2025	2024	2025	2024
Net income	$82,807	$64,827	$226,203	$175,268	$309,750	$244,857
Income taxes	29,672	20,353	78,572	57,975	104,558	79,874
Depreciation and amortization	29,034	25,933	80,400	78,507	106,834	106,142
Interest expense	32,216	27,424	86,024	78,029	113,221	104,615
Interest income	(908)	(403)	(2,664)	(1,407)	(3,192)	(1,623)
EBITDA	172,821	138,134	468,535	388,372	631,171	533,865
Adjustments:
Merger and acquisition expenses	9,472	225	12,711	2,186	12,753	6,438
Purchase accounting and other adjustments (1)	—	—	—	—	—	13,968
CFPB litigation settlement	—	—	11,000	—	11,000	—
Other (income) expenses, net	(1,739)	919	(3,683)	2,194	(676)	185
Adjusted EBITDA	$180,554	$139,278	$488,563	$392,752	$654,248	$554,456

(1)For the twelve months ended September 30, 2024, amount represents other non-recurring costs included in administrative expenses related to a discontinued finance product.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2025	2024	2025	2024	2025	2024
Cash flow from operating activities	$135,803	$113,090	$379,297	$341,809	$577,446	$440,914
Cash flow from certain investing activities:
Pawn loans, net (1)	(68,141)	(48,836)	(98,733)	(69,723)	(101,009)	(45,275)
Investments in finance receivables	(103,343)	(119,579)	(338,295)	(290,715)	(473,397)	(378,404)
Proceeds from finance receivables	84,164	70,956	263,139	204,529	345,113	264,770
Purchases of furniture, fixtures, equipment and improvements	(11,553)	(13,368)	(37,419)	(56,032)	(49,632)	(69,457)
Free cash flow	36,930	2,263	167,989	129,868	298,521	212,548
Merger and acquisition expenses paid, net of tax benefit	8,513	171	11,001	1,675	11,032	4,946
Adjusted free cash flow	$45,443	$2,434	$178,990	$131,543	$309,553	$217,494

(1)Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Adjusted Return on Equity and Adjusted Return on Assets

Management believes the presentation of adjusted return on equity and adjusted return on assets provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance.

Annualized adjusted return on equity and adjusted return on assets is calculated as follows (dollars in thousands):

Trailing Twelve
Months Ended
September 30, 2025
Adjusted net income (1)	$368,446

Average stockholders’ equity (average of five most recent quarter-end balances)	$2,090,306
Adjusted return on equity (trailing twelve months adjusted net income divided by average equity)	18%

Average total assets (average of five most recent quarter-end balances)	$4,598,535
Adjusted return on assets (trailing twelve months adjusted net income divided by average total assets)	8%

(1)See detail of adjustments to net income in the “Adjusted Net Income and Adjusted Diluted Earnings Per Share” section above.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar, however, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America and the U.K., which are transacted in local currencies in Mexico, Guatemala, Colombia and the U.K. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America and the U.K., consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Latin America Pawn Segment Constant Currency Results

The following table presents operating results for the Latin America pawn segment for the three and nine month periods ended September 30, 2025 using the exchange rate from the prior-year comparable periods (in thousands):

	Three Months Ended September 30, 2025			Nine Months Ended September 30, 2025
		Currency	Constant		Currency	Constant
	U.S.	Exchange	Currency	U.S.	Exchange	Currency
	Dollar	Rate	Basis	Dollar	Rate	Basis
	Basis	Fluctuations	(Non-GAAP)	Basis	Fluctuations	(Non-GAAP)
Revenue:
Retail merchandise sales	$144,644	$(2,064)	$142,580	$401,132	$38,665	$439,797
Pawn loan fees	67,199	(957)	66,242	180,996	17,489	198,485
Wholesale scrap jewelry sales	17,831	—	17,831	37,580	—	37,580
Total revenue	229,674	(3,021)	226,653	619,708	56,154	675,862

Cost of revenue:
Cost of retail merchandise sold	92,931	(1,324)	91,607	259,249	24,819	284,068
Cost of wholesale scrap jewelry sold	15,000	(213)	14,787	31,770	3,127	34,897
Total cost of revenue	107,931	(1,537)	106,394	291,019	27,946	318,965

Net revenue	121,743	(1,484)	120,259	328,689	28,208	356,897

Segment expenses:
Operating expenses	70,327	(978)	69,349	196,158	18,334	214,492
Depreciation and amortization	4,443	(61)	4,382	13,173	1,190	14,363
Total segment expenses	74,770	(1,039)	73,731	209,331	19,524	228,855

Segment pre-tax operating income	$46,973	$(445)	$46,528	$119,358	$8,684	$128,042

The following table presents earning assets for the Latin America pawn segment as of September 30, 2025 using the exchange rate from the prior-year comparable period (in thousands):

	As of September 30, 2025
		Currency	Constant Currency
		Exchange Rate	Basis
	U.S. Dollar Basis	Fluctuations	(Non-GAAP)
Earning assets:
Pawn loans	$173,203	$(10,442)	$162,761
Inventories	124,081	(7,512)	116,569
	$297,284	$(17,954)	$279,330

Exchange Rates for the Mexican Peso, Guatemalan Quetzal, Colombian Peso and British Pound Sterling

	September 30,		Favorable /
	2025	2024	(Unfavorable)
U.S. dollar / Mexican peso exchange rate:
End-of-period	18.4	19.6	6%
Three months ended	18.6	18.9	2%
Nine months ended	19.5	17.7	(10)%

U.S. dollar / Guatemalan quetzal exchange rate:
End-of-period	7.7	7.7	—%
Three months ended	7.7	7.7	—%
Nine months ended	7.7	7.8	1%

U.S. dollar / Colombian peso exchange rate:
End-of-period	3,901	4,164	6%
Three months ended	4,003	4,095	2%
Nine months ended	4,131	3,979	(4)%

British pound sterling / U.S. dollar exchange rate:
End-of-period	1.35	1.34	1%
Three months ended	1.35	1.30	4%
Nine months ended	1.31	1.28	2%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com